EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of July 22, 2013, by and among Michaels Stores, Inc., a Delaware corporation (“Michaels”), The Michaels Companies, Inc., a Delaware corporation (“Topco”), Michaels FinCo Holdings, LLC, a Delaware limited liability company (“LLC Holdco”), Michaels Funding, Inc., a Delaware corporation (“Corp Holdco”), and Michaels Stores MergerCo, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, Michaels wishes to reorganize its corporate structure into a holding company structure consisting of a holding company, a holding limited liability company which will be a wholly-owned subsidiary of such holding company, a holding company which will be a wholly-owned subsidiary of such holding limited liability company and a merger company, which will be a wholly-owned subsidiary of such holding company;

WHEREAS, in connection with this reorganization: (i) Michaels has formed Topco as a direct wholly-owned subsidiary of Michaels; (ii) Topco has formed LLC Holdco as a direct wholly-owned subsidiary of Topco; (iii) LLC Holdco has formed Corp Holdco as a direct wholly-owned subsidiary LLC Holdco; and (iv) Corp Holdco has formed Merger Sub as a direct wholly-owned subsidiary of Corp Holdco;

WHEREAS, the board of directors and the sole member manager of the respective parties hereto deem it advisable and in the best interests of Michaels and its stockholders and the other parties party hereto to merge Merger Sub with and into Michaels, with Michaels as the survivor of such merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”), and pursuant to this Agreement and the Certificate of Merger attached hereto as Annex I and incorporated herein (the “Certificate of Merger”);

WHEREAS, Topco is authorized to issue a total of 100 shares of common stock, par value $0.10 per share (“Topco Common Stock”), and immediately prior to the Effective Time (as defined below) will be authorized to issue a total of 220,000,000 shares of common stock, par value $0.10 per share, identical to the shares of common stock of Michaels prior to the Effective Time;

WHEREAS, in connection with the Merger: (i) each share of Michaels’ common stock is converted into the right to receive one share of Topco Common Stock, subject to the same vesting conditions, if any, as applied to the share so converted, and each such share of Michaels’ common stock is cancelled and retired and shall cease to exist; (ii) each share of Topco Common Stock held by Michaels is cancelled without consideration; (iii) each option to purchase one or more shares of Michaels’ common stock is assumed by Topco and converted into an option to purchase an equivalent number of shares of Topco Common Stock with the remaining terms of each such option remaining unchanged except as is necessary to reflect the Merger;

WHEREAS, as of the date hereof, Michaels holds of record each outstanding share of Topco Common Stock and no shares of Topco Common Stock are issued and not outstanding; and

WHEREAS, it is intended that the Merger shall be a tax-free transaction for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration and furtherance of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1.                                 Merger Of Michaels With Merger Sub.  Pursuant to Section 251(g) of the DGCL, and in accordance with and subject to the terms and conditions of this Agreement, the Certificate of Merger shall be executed and delivered to the Secretary of State of Delaware for filing as provided in Section 251 of the DGCL and at the Effective Time (as hereinafter defined) the following shall be deemed to occur simultaneously:

(a)                                 Merger Sub shall merge with Michaels, with Michaels to be the surviving corporation of the Merger, such that as a result of the Merger, Michaels shall become an indirect wholly-owned subsidiary of Topco.

(b)                                 In connection with the Merger, the name of the surviving corporation shall be Michaels Stores, Inc.

(c)                                  The Merger shall have the effects set forth in Section 259 of the DGCL.

(d)                                 Each share of common stock of Michaels shall be converted into one (1) share of common stock of Topco, subject, in the case of any such share granted under the Michaels Stores, Inc. 2006 Equity Plan (the “Plan”), mutatis mutandis to the same vesting conditions, if any, as applied under the terms of the Plan to the share so converted.

(e)                                  Each share of Topco Common Stock held by Michaels shall be cancelled without payment of any consideration for such cancellation.

(f)                                   Each option granted under the Plan to purchase one or more shares of Michaels’ common stock that is outstanding as of immediately prior to the Effective Time shall be assumed by Topco and converted into an option to purchase an equivalent number of shares of Topco Common Stock with the remaining terms of each such option remaining unchanged except as is necessary to reflect the Merger.

Section 1.2.                                 Effective Time.  The Merger shall be effective for all purposes at the time (the “Effective Time”) (i) when all conditions precedent to the Merger set forth in Article III hereof have been satisfied and (ii) when the Certificate of Merger is filed as required by law with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL.

ARTICLE II

CONSTITUENT CORPORATIONS TO THIS AGREEMENT AND CONSTITUENT CORPORATIONS TO THE MERGER

Section 2.1.                                 Michaels.

(a)                                 Organization.  Michaels is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Capitalization of Michaels.  Immediately prior to the Effective Time, Michaels will have authorized capital consisting of 220,000,000 shares of common stock, $0.10 par value per share, of which 118,813,861 shares are issued and outstanding.

(c)                                  Stock Options And Plan.  Michaels has entered into, adopted or is otherwise subject to the Plan pursuant to which it is or may be obligated to issue additional shares of its capital stock.

Section 2.2.                                 Topco.

(a)                                 Organization.  Topco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 Capitalization Of Topco.  Topco has authorized capital consisting of 100 shares of common stock, $0.001 par value per share, of which 100 shares have been issued and are outstanding.  Topco has no options, warrants or other rights to purchase or convert any shares of its common stock pursuant to which it is obligated to issue or sell additional shares of its common stock.

(c)                                  Ownership Of Capital Stock Of Topco.  Immediately prior to the Effective Time, all of the issued and outstanding shares of Topco Common Stock are owned by Michaels.

Section 2.3.                                 LLC Holdco.

(a)                                 Organization.  LLC Holdco is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 Capitalization of LLC Holdco.  Immediately prior to the Effective Time, LLC Holdco will have one member that holds 100% of the membership interests in LLC Holdco.  LLC Holdco has no options, warrants, or other instruments for which it is obligated to issue any units or grant additional membership interests.

(c)                                  Ownership Of Membership Interests In LLC Holdco.  Immediately prior to the Effective Time, all membership interests in LLC Holdco are owned by Topco.

Section 2.4.                                 Corp Holdco.

(a)                                 Organization.  Corp Holdco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 Capitalization Of Corp Holdco.  Corp Holdco has authorized capital consisting of 100 shares of common stock, $0.001 par value per share, of which 100 shares have been issued and are outstanding.  Corp Holdco has no options, warrants or other rights to purchase or convert any shares of its common stock pursuant to which it is obligated to issue or sell additional shares of its common stock.

(c)                                  Ownership Of Capital Stock Of Corp Holdco.  Immediately prior to the Effective Time, all of the issued and outstanding shares of common stock of Corp Holdco are owned by LLC Holdco.

Section 2.5.                                 Merger Sub.

(a)                                 Organization.  Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                                 Capitalization Of Merger Sub.  Merger Sub has authorized capital consisting of 100 shares of common stock, $0.001 par value per share, of which 100 shares have been issued and are outstanding.  Merger Sub has no options, warrants or other rights to purchase or convert any shares of its common stock pursuant to which it is obligates to issue or sell additional shares of its common stock.

(c)                                  Ownership Of Capital Stock Of Merger Sub.  All of the issued and outstanding shares of common stock of Merger Sub are owned by Corp Holdco.

ARTICLE III

CONDITIONS PRECEDENT TO MERGER; TERMINATION OF AGREEMENT

Section 3.1.                                 Action By Directors.  This Agreement has been submitted for approval by the respective Board of Directors of each of Merger Sub, and Michaels as required by Section 251(g) of the DGCL, and by the Boards of Directors of Topco and Corp Holdco and the sole member manager of LLC Holdco.  Each of the Board of Directors of Merger Sub, Michaels, Topco and Corp Holdco and the sole member manager of LLC Holdco has approved the Merger and this Agreement.

Section 3.2.                                 Action by Stockholders. This Agreement has been submitted to Michaels Holdings LLC, the majority holder of common stock of Michaels, for its approval or rejection pursuant to Section 7.2.8 of the second amended and restated certificate of incorporation of Michaels.

Section 3.3.                                 Filing Of Certificate of Merger.  Upon satisfaction of all conditions precedent set forth in Section 3.1 above, the Certificate of Merger shall be executed and delivered to the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL.

ARTICLE IV

CONVERSION OF SHARES AND CONTRIBUTION OF
SHARES OF CONSTITUENT CORPORATIONS; ASSUMPTION AND CONVERSION OF OPTIONS

Section 4.1.                                 Conversion Of The Outstanding Shares Of Michaels.  At the Effective Time, each share of common stock of Michaels that is issued and outstanding immediately prior to the Effective Time shall, without further act or deed by Michaels or its stockholders, be converted into one (1) share of Topco Common Stock, subject, in the case of any such share granted under the Plan, mutatis mutandis to the same vesting conditions, if any, as applied under the terms of the Plan to the share so converted.  The Topco Common Stock, into which shares of common stock of Michaels are so converted, shall, to the extent such shares are fully vested, be represented by common stock certificates of Topco that will be distributed to each holder upon receipt of such holder’s common stock certificate(s) of Michaels.

Section 4.2.                                 Assumption and Conversion Of The Outstanding Michaels Options.  At the Effective Time, each option to purchase one or more shares of common stock of Michaels granted under the Plan that is outstanding immediately prior to the Effective Time shall be assumed by Topco and converted into an option to purchase an equivalent number of shares of Topco Common Stock with the remaining terms of each such option remaining unchanged except as is necessary to reflect the Merger.

Section 4.3.                                 Surrender And Cancellation Of Shares Of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Michaels and the certificate(s) evidencing ownership of all issued and outstanding shares of common stock of Merger Sub shall be surrendered to the Secretary of the Surviving Corporation in exchange for shares of common stock of Michaels the surviving corporation into which they are converted pursuant to this Section 4.3.

Section 4.4.                                 Surrender And Cancellation Of Shares Of Topco Owned By Michaels.  At the Effective Time, each share of Topco Common Stock owned by Michaels immediately prior to the Effective Time shall be cancelled without payment of any consideration for such cancellation.

ARTICLE V

OFFICERS AND DIRECTORS

Section 5.1.                                 Topco.  At the Effective Time (i) the Board of Directors of Topco shall consist of all the persons serving as members of the Board of Directors of Michaels immediately prior to the Effective Time; and (ii) the officers of Topco shall be the persons serving as officers of Michaels immediately prior to the Effective Time.

Section 5.2.                                 Michaels.  The officers and directors of Michaels holding office immediately prior to the Effective Time shall serve in the same capacities as officers and directors of Michaels (which survived merger with Merger Sub).

ARTICLE VI

CERTIFICATES OF INCORPORATION AND BYLAWS

Section 6.1.                                 Michaels Certificate of Incorporation.  From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Incorporation of Michaels (which survived the Merger with Merger Sub) shall be the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Michaels Charter”).

Section 6.2.                                 Michaels Bylaws. From and after the Effective Time, the Bylaws of Michaels (the “Michaels Bylaws”) shall be and continue to be the Bylaws of Michaels, the surviving corporation, until amended in accordance with law.

Section 6.3.                                 Topco Certificate of Incorporation.  From and after the Effective Time, the certificate of incorporation of Topco (the “Topco Charter”) shall contain provisions identical to the Michaels Charter immediately prior to the Effective Time, except that the name of the corporation set forth in the Topco Charter shall be “The Michaels Companies, Inc.”.

Section 6.4.                                 Topco Bylaws. From and after the Effective time, the bylaws of Topco shall contain provisions identical to the Michaels Bylaws immediately prior to the Effective Time (the “Topco Bylaws”). To that end, prior to the Effective Time, to the extent necessary to give effect to the intent of the preceding sentence, Topco shall take all requisite action to cause the Topco Bylaws, as the same theretofore may have been amended, altered, changed and/or supplemented, to be duly amended and restated in accordance with the DGCL to contain provisions identical to the Michaels Bylaws immediately prior to the Effective Time, and as so amended and restated such Topco Bylaws shall be and remain the Topco Bylaws upon and after the Effective Time, unless and until thereafter duly amended, altered, changed, repealed and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

ARTICLE VII

NO STOCKHOLDER CONSENT

Section 7.1.                                 No Michaels Stockholder Meeting; Merger Sub Stockholder Written Consent. The parties understand and acknowledge that it is contemplated that the Merger will be effected in accordance with Section 251(g) of the DGCL and that no vote of Michaels’ stockholders adopting, approving or authorizing this Agreement and the transactions contemplated hereby, including the Merger, will be required under the DGCL. Corp Holdco, in its capacity as the sole stockholder of Merger Sub, as promptly as practicable on or after the date hereof, shall execute and deliver to Merger Sub a written consent in lieu of a stockholder meeting adopting, approving and authorizing this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 228 of the DGCL.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.                                 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 8.2.                                 Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

Section 8.3.                                 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 8.4.                                 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS HEREOF, each of Merger Sub, Michaels, Topco, LLC Holdco and Corp Holdco have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MICHAELS STORES MERGERCO, INC.

By:	/s/ Charles M. Sonsteby
	Name:	Charles M. Sonsteby
	Title:	Chief Administrative Officer and Chief Financial Officer

MICHAELS STORES, INC.

By:	/s/ Charles M. Sonsteby
	Name:	Charles M. Sonsteby
	Title:	Chief Administrative Officer and Chief Financial Officer

THE MICHAELS COMPANIES, INC.

By:	/s/ Charles M. Sonsteby
	Name:	Charles M. Sonsteby
	Title:	Chief Administrative Officer and Chief Financial Officer

MICHAELS FINCO HOLDINGS, LLC

By:	/s/ Charles M. Sonsteby
	Name:	Charles M. Sonsteby
	Title:	Chief Administrative Officer and Chief Financial Officer

MICHAELS FUNDING, INC.

By:	/s/ Charles M. Sonsteby
	Name:	Charles M. Sonsteby
	Title:	Chief Administrative Officer and Chief Financial Officer

Agreement and Plan of Merger

CERTIFICATE OF MERGER

of

MICHAELS STORES MERGERCO, INC.

a Delaware corporation

with and into

MICHAELS STORES, INC.

a Delaware corporation

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Michaels Stores, Inc., a Delaware corporation (the “Surviving Corporation”), hereby certifies to the following information relating to the merger of Michaels Stores MergerCo, Inc., a Delaware corporation (the “Merging Corporation”), with and into the Surviving Corporation (the “Merger”):

FIRST:  The names and states of incorporation of the Surviving Corporation and the Merging Corporation, which are the constituent companies in the Merger (the “Constituent Companies”), are as follows:

Name	State

Michaels Stores, Inc.	Delaware
Michaels Stores MergerCo, Inc.	Delaware

SECOND:  The Agreement and Plan of Merger, dated as of July 22, 2013 (the “Merger Agreement”), by and among Michaels Stores MergerCo, Inc., Michaels Stores, Inc., Michaels FinCo Holdings, LLC, The Michaels Companies, Inc. and Michaels Funding, Inc., setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Companies in accordance with Section 251 and Section 103 of the DGCL.

THIRD:  The name of the corporation surviving the Merger is “Michaels Stores, Inc.”.

FOURTH:  Upon the effectiveness of the Merger and by reason of the Merger, the Certificate of Incorporation of Michaels Stores, Inc. shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

FIFTH:  The Merger is to become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:  The executed Merger Agreement is on file at 8000 Bent Branch Drive, Irving, Texas 75063 a place of business of the Surviving Corporation.

SEVENTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Companies.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer this 22nd day of July, 2013.

MICHAELS STORES, INC.

By:	/s/ Charles M. Sonsteby
	Name:	Charles M. Sonsteby
	Title:	Chief Administrative Officer and Chief Financial Officer

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MICHAELS STORES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)